As filed with the Securities & Exchange Commission on March 27, 2000
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            -------------------------

                         WEBB INTERACTIVE SERVICES, INC.
               (Exact name of issuer as specified in its charter)

              Colorado                                   84-1293864
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)

                          1800 Glenarm Place, Suite 700
                             Denver, Colorado 80202
                                 (303) 296-9200
          (Address and telephone number of principal executive offices)
                            -------------------------

                                   Perry Evans
                         Webb Interactive Services, Inc.
                          1800 Glenarm Place, Suite 700
                             Denver, Colorado 80202
                                 (303) 296-9200
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Lindley S. Branson
                                 Steven J. Price
                    Gray, Plant, Mooty, Mooty & Bennett, P.A.
                              33 South Sixth Street
                                3400 City Center
                          Minneapolis, Minnesota 55402
                                 (612) 343-2800

                            -------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of securities to      Amount to be      Proposed maximum   Proposed maximum aggregate     Amount of
     be registered           registered      offering price (1)      offering price (1)      registration fee
----------------------- ------------------- -------------------- -------------------------- -----------------
Common Stock, no par
value                     1,562,500 (2)(4)         $34.125               $53,320,312            $14,076.56

Common Stock, no par
value                      480,269 (3)(4)          $34.125               $16,389,179            $4,326.74

         Total
                             2,042,769                                   $69,709,492            $18,403.30

-------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on March 23, 2000.

(2) Common stock issuable upon conversion of Webb's Series B Convertible Preferred Stock. In accordance with the agreement with the holders of the preferred stock, Webb is required to register the maximum number of shares which could be issued upon conversion of the preferred shares as of the date of this registration statement. Therefore, the number of shares to be registered is based on a conversion price of $8.00 per share, the lowest possible conversion price.

(3)  Common stock issuable upon exercise of stock purchase warrants.

(4) The shares include any additional shares issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                         -------------------------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 27, 2000                           PROSPECTUS

                         WEBB INTERACTIVE SERVICES, INC.


         This is a public offering of a maximum of 2,042,769 shares of common stock of Webb Interactive Services, Inc. The shares include up to (i) 1,562,500 shares which are reserved for issuance upon conversion of our Series B Convertible Preferred Stock and (ii) 480,269 shares issuable upon exercise of transferable stock purchase warrants.

         The selling shareholders are offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares, however, 480,269 of the shares offered by the selling shareholders are issuable upon the exercise of outstanding stock purchase warrants at exercise prices of $20.20 and $18.51 per share. If these warrants were exercised in full, we would receive aggregate gross proceeds of $9,470,717.

         The Nasdaq SmallCap Market lists our common stock under the symbol
WEBB.


         Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 3 of this prospectus.


         Because the selling shareholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is ________ __, 2000

                         WEBB INTERACTIVE SERVICES, INC.

         Webb Interactive Services, Inc. ("Webb") provides innovative advanced online commerce and communication solutions for small businesses, with a particular emphasis on local commerce interaction. Our AccelX(TM) product line of XML-based commerce and buyer-seller interaction services provide businesses with powerful web site development and communication tools to attract customers, generate leads, increase buyer-seller interaction and strengthen customer relationship management. The AccelX services are divided into two categories:
Customer Relationship Management (CRM) services and Marketplace Services.

         We license our services on a private-label basis to high-volume distribution partners such as yellow page directory publishers, newspapers, city guides, vertical market portals and other aggregators of local businesses. Our products are designed to be delivered on an application service provider (ASP) business model whereby we host the software on our servers and deliver and manage the service on behalf of our distribution partners. Generally, these services are provided on a revenue-share basis providing us with recurring revenues as our distribution partners sell these services to their small business customers. This distribution model is designed to provide us with a growing base of businesses using one or more of our services who are ideal customers for additional AccelX services.

         Prior to the third quarter of 1997, our focus generally was on three markets: general web site development, maintenance and hosting; rural or small market Internet service providers (ISPs); and healthcare information services and continuing medical education. Each of these activities involved, to varying degrees, the building of online communities and the development of tools and services to allow for the building of strategic and customized web sites. As an outgrowth of these activities, since mid 1997, our business has evolved to the development of online communities. Most recently, we have combined our community-building and communications expertise with acquired expertise in local commerce, to develop applications for small businesses.

         The combining of community communications and e-commerce for the unique needs of small businesses and local commerce interaction represents Webb's primary business focus. We also provide e-banking services for financial institutions and local commerce interaction and have recently initiated an effort to commercialize the Jabber.org instant messaging technology.

         Our strategy is to grow our local commerce business by:

o Delivering first-to-market execution and expert technical solutions that capitalize on our expertise in commerce, community building and communication;
o Securing additional distribution partnerships to rapidly expand the deployment of our services;
o    Expanding our value-added services to enhance buyer-seller interaction; and
o    Developing strategic alliances in order to more rapidly gain market share.

         AccelX services utilize instant messaging to enhance the interactive communications between buyers and sellers. In 1999, we became the initial sponsor of the open-source XML-based instant messaging software development initiative known as Jabber.org. as we believed it provided the best instant messaging platform for our application services. We believe that instant messaging will evolve from its primary use today by personal computer users for instant chat communications to provide a foundation for an entire new class of programs, with applications such as voice over the Internet, mobile communications, enterprise communications and collaboration, real-time online auctioning, and customer relationship management. For this reason, we have formed a subsidiary, Jabber, Inc., in order to commercialize this business opportunity separately from our local commerce business.

         We were incorporated under the laws of the State of Colorado on March 22, 1994. Our executive offices are located at 1800 Glenarm Place, Suite 700, Denver, Colorado 80202, telephone number (303) 296-9200.

                                  RISK FACTORS

         Our limited operating history could affect our business. We were founded in March 1994 and commenced sales in February 1995. Accordingly, we have a limited operating history upon which you may evaluate us. Our business is subject to the risks, expenses and difficulties frequently encountered by companies with a limited operating history including:

          o    Limited ability to respond to competitive developments;
          o Exaggerated effect of unfavorable changes in general economic and market conditions;
          o    Ability to attract qualified personnel; and
          o Ability to develop and introduce new product and service offerings.

There is no assurance we will be successful in addressing these risks. If we are unable to successfully address these risks our business could be significantly affected.

         We have accumulated losses since inception and we anticipate that we will continue to accumulate losses for the foreseeable future. We have incurred net losses since inception totaling approximately $42.6 million through December 31, 1999. In addition, we expect to incur additional substantial operating and net losses in 2000 and for one or more years thereafter. We expect to incur these additional losses because:

          o We currently intend to increase our capital expenditures and operating expenses to expand the functionality and performance of our products and services; and
          o We recorded goodwill and other intangible assets totaling approximately $24 million in connection with the acquisitions of three businesses which will be amortized over their estimated useful lives of approximately three years.

         The accumulated deficit at December 31, 1999, included approximately $17.6 million of non-cash expenses related to the issuance of preferred stock and warrants in financing transactions, stock and stock options issued for services, warrants issued to four customers and interest expense on the 10% convertible note payable. We will be required to record significant additional non-cash charges of approximately $12.5 million in the first quarter of 2000 in connection with the issuance of the series B preferred stock and warrants to the selling shareholders. The current competitive business environment may result in our issuance of similar securities in future financing transactions or to other companies as an inducement for them to enter into a business relationship with us. While these transactions represent non-cash charges, they will increase our expenses and net loss and our net loss available to common shareholders.

         If we are unable to raise additional working capital funds, we may not be able to sustain our operations. We believe that our present cash and cash equivalents, working capital and commitments for additional equity investments will be adequate to sustain our current level of operations through 2001. There is no assurance that we will be able to raise additional funds in amounts required or upon acceptable terms. In addition, we may discover that we have underestimated our working capital needs, and we may need to obtain additional funds to sustain our operations through fiscal 2001. If we cannot raise additional funds when needed, we may be required to curtail or scale back our operations. These actions could have a material adverse effect on our business, financial condition or results of operations.

         We may never become or remain profitable. Our ability to become profitable depends on the ability of our products and services to generate revenues. The success of our revenue model will depend upon many factors including:

          o The success of our distribution partners in marketing their products and services; and
          o The extent to which consumers and businesses use our services and conduct e-commerce transactions and advertising utilizing our services.

         Because of the new and evolving nature of the Internet, we cannot predict whether our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to be charged, or whether current or future pricing levels will be sustainable. Additionally, our customer contracts may result in significant development revenue in one quarter, which will not recur in the next quarter for that customer.

As a result, it is likely that components of our revenue will be volatile, which may cause our stock price to be volatile as well.

         Our business depends on the growth of the Internet. Our business plan assumes that the Internet will develop into a significant source of communication and communication interactivity. However, the Internet market is new and rapidly evolving and there is no assurance that the Internet will develop in this manner. If the Internet does not develop in this manner, our business, operating results and financial condition would be materially adversely affected. Numerous factors could prevent or inhibit the development of the Internet in this manner, including:

          o The failure of the Internet's infrastructure to support Internet usage or electronic commerce;
          o The failure of businesses developing and promoting Internet commerce to adequately secure the confidential information, such as credit card numbers, needed to carry out Internet commerce; and
          o    Regulation of Internet activity.

         Use of many of our products and services will be dependent on distribution partners. Because we have elected to partner with other companies for the distribution of many of our products and services, many users of our products and services are expected to utilize our services through our distribution partners. As a result, our distribution partners, and not us, will substantially control the customer relationship with these users. If the business of the companies with whom we partner is adversely affected in any manner, our business, operating results and financial condition could be materially adversely affected.

         We may be unable to develop desirable products. Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

          o    Identify new product and service opportunities; or
          o Develop and introduce new products and services to market in a timely manner.

         If we are unable to accomplish these items, our business, operating results and financial condition could be materially adversely affected.

         Our products and services may not be successful. Even if we are able to successfully identify, develop, and introduce new products and services there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, operating results, and financial condition could be materially adversely affected. The following factors could affect the success of our products and services:

          o The failure of our business plan to accurately predict the rate at which the market for Internet products and services will grow;
          o The failure of our business plan to accurately predict the types of products and services the future Internet marketplace will demand;
          o    Our limited experience in marketing our products and services;
          o The failure of our business plan to accurately predict our future participation in the Internet marketplace;
          o The failure of our business plan to accurately predict the estimated sales cycle, price and acceptance of our products and services;
          o    The development by others of products and services that renders our products and services noncompetitive or obsolete; or
          o    Our failure to keep pace with the rapidly changing technology, evolving industry standards and frequent new product and service introductions that characterize the Internet marketplace.

         The intense competition that is prevalent in the Internet market could have a material adverse effect on our business. Our current and prospective competitors include many companies whose financial, technical, marketing and other resources are substantially greater than ours. There is no assurance that we will have the financial resources, technical expertise or marketing, sales and support capabilities to compete successfully. The presence of these competitors in the Internet marketplace could have a material adverse effect on our business, operating results or financial condition by causing us to:

          o    Reduce the average selling price of our products and services; or
          o Increase our spending on marketing, sales and product development.

         There is no assurance that we would be able to offset the effects of any such price reductions or increases in spending through an increase in the number of our customers, higher sales from premium services, cost reductions or otherwise. Further, our financial condition may put us at a competitive disadvantage relative to our competitors. If we fail to, or cannot, meet competitive challenges, our business, operating results and financial condition could be materially adversely affected.

         A limited number of our customers generate a significant portion of our revenues. We had four customers representing 67% of revenues for the year ended December 31, 1999, and four customers representing 71% of revenues for the year ended December 31, 1998. There is no assurance that we will be able to attract or retain major customers. The loss of, or reduction in demand for products or services from major customers could have a material adverse effect on our business, operating results, cashflow and financial condition.

         The sales cycle for our products and services is lengthy and unpredictable. While our sales cycle varies from customer to customer, it typically has ranged from one to six months. Our pursuit of sales leads typically involves an analysis of our prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. We often provide significant education to prospective customers regarding the use and benefits of our Internet technologies and services. Our sales cycle may also be affected by a prospective customer's budgetary constraints and internal acceptance reviews, over which we have little or no control. In order to quickly respond to, or anticipate, customer requirements, we may begin development work prior to having a signed contract, which exposes us to the risk that the development work will not be recovered from revenue from that customer.

         We may be unable to adjust our spending to account for potential fluctuations in our quarterly results. As a result of our limited operating history, we do not have historical financial data for a sufficient number of periods on which to base planned operating expenses. Therefore, our expense levels are based in part on our expectations as to future sales and to a large extent are fixed. We typically operate with little backlog and the sales cycles for our products and services may vary significantly. As a result, our quarterly sales and operating results generally depend on the volume and timing of and the ability to close customer contracts within the quarter, which are difficult to forecast. We may be unable to adjust spending in a timely manner to compensate for any unexpected sales shortfalls. If we were unable to so adjust, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse effect on our business, operating results and financial condition. Further, we currently intend to increase our capital expenditures and operating expenses to fund product development and increase sales and marketing efforts. To the extent that such expenses precede or are not subsequently followed by increased sales, our business, operating results and financial condition will be materially adversely affected.

         We may be unable to retain our key executives and research and development personnel. Our future success also depends in part on our ability to identify, hire and retain additional personnel, including key product development, sales, marketing, financial and executive personnel. Competition for such personnel is intense and there is no assurance that we can identify or hire additional qualified personnel.

         Executives and research and development personnel who leave us may compete against us in the future. We generally enter into written nondisclosure and nonsolicitation agreements with our officers and employees which restrict the use and disclosure of proprietary information and the solicitation of customers for the purpose of selling competing products or services. However, we generally do not require our employees to enter into non-competition agreements. Thus, if any of these officers or key employees left, they could compete with us, so long as they did not solicit our customers. Any such competition could have a material adverse effect on our business.

         We may be unable to manage our expected growth. If we are able to implement our growth strategy, we will experience significant growth in the number of our employees, the scope of our operating and financial systems and the geographic area of our operations. There is no assurance that we will be able to implement in whole or in part our growth strategy or that our management or other resources will be able to successfully manage any future growth in our business. Any failure to do so could have a material adverse effect on our operating results and financial condition.

         We may be unable to protect our intellectual property rights. Intellectual property rights are important to our success and our competitive position. There is no assurance that the steps we take to protect our intellectual property rights will be adequate to prevent the imitation or unauthorized use of our intellectual property rights. Policing unauthorized use of proprietary systems and products is difficult and, while we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect software to the same extent as do the laws of the United States. Even if the steps we take to protect our proprietary rights prove to be adequate, our competitors may develop services or technologies that are both non-infringing and substantially equivalent or superior to our services or technologies.

         Computer viruses and similar disruptive problems could have a material adverse effect on our business. Our software and equipment may be vulnerable to computer viruses or similar disruptive problems caused by our customers or other Internet users. Our business, financial condition or operating results could be materially adversely affected by:

          o Losses caused by the presence of a computer virus that causes us or third parties with whom we do business to interrupt, delay or cease service to our customers;
          o Losses caused by the misappropriation of secured or confidential information by a third party who, in spite of our security measures, obtains illegal access to this information;
          o Costs associated with efforts to protect against and remedy security breaches; or
          o Lost potential revenue caused by the refusal of consumers to use our products and services due to concerns about the security of transactions and commerce that they conduct on the Internet.

         Future government regulation could materially adversely affect our business. There are currently few laws or regulations directly applicable to access to, communications on, or commerce on the Internet. Therefore, we are not currently subject to direct regulation of our business operations by any government agency, other than regulations applicable to businesses generally. Due to the increasing popularity and use of the Internet, however, federal, state, local, and foreign governmental organizations are currently considering a number of legislative and regulatory proposals related to the Internet. The adoption of any of these laws or regulations may decrease the growth in the use of the Internet, which could, in turn:

          o    Decrease the demand for our products and services;
          o    Increase our cost of doing business; or
          o Otherwise have a material adverse effect on our business, results of operations and financial condition.

         Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Our business, results of operations and financial condition could be materially adversely affected by the application or interpretation of these existing laws to the Internet.

         Our articles of incorporation and bylaws may discourage lawsuits and other claims against our directors. Our articles of incorporation provide, to the fullest extent permitted by Colorado law, that our directors shall have no personal liability for breaches of their fiduciary duties to us. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.

         The price of our common stock has been highly volatile due to factors that will continue to affect the price of our stock. Our common stock closed as high as $67.75 per share and as low as $7.44 per share between January 1, 1999 and March 17, 2000. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price and volume fluctuations. Some of the factors leading to this volatility include:

          o Price and volume fluctuations in the stock market at large that do not relate to our operating performance;
          o    Fluctuations in our quarterly revenue and operating results;
          o    Announcements of product releases by us or our competitors;
          o Announcements of acquisitions and/or partnerships by us or our competitors; and
          o Increases in outstanding shares of common stock upon exercise or conversion of derivative securities.

         These factors may continue to affect the price of our common stock in the future.

         We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. As of March 17, 2000, we had issued warrants and options to acquire 4,116,824 shares of our common stock, exercisable at prices ranging from $1.63 to $58.25 per share, with a weighted average exercise price of approximately $14.07 per share. In addition to these warrants and options, we have reserved 1,875,000 shares of common stock for issuance upon conversion of our 10% convertible note and series B convertible preferred stock. During the terms of these derivative securities, the holders will have the opportunity to profit from either an increase or, in the case of the preferred stock and note, decrease in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these derivative securities could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.

         The potentially significant number of shares issuable upon conversion of our 10% convertible note and series B convertible preferred stock could make it difficult to obtain additional financing. Due to the significant number of shares of our common stock which could result from a conversion of our 10% convertible note and series B convertible preferred stock, new investors may either decline to make an investment in Webb due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the 10% convertible note or series B convertible preferred stock. If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect of these existing financings could be perpetuated and significantly increased.

         Future sales of our common stock in the public market could adversely affect the price of our common stock. Sales of substantial amounts of common stock in the public market that is not currently freely tradable, or even the potential for such sales, could have an adverse affect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of March 17, 2000, these shares consist of:

          o Approximately 310,000 shares owned by our executive officers and directors of our outstanding common stock ("Affiliate Shares");
          o Up to 1,875,000 shares issuable upon conversion of the 10% convertible note and series B preferred stock; and
          o Approximately 4,116,824 shares issuable to warrant and option holders.

         Unless the Affiliate Shares are further registered under the securities laws, they may not be resold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

         The common stock issuable upon conversion of our convertible note and preferred stock may increase as the price of our common stock decreases, which may adversely affect the price of our common stock. On March 17, 2000, we had issued and outstanding $2,500,000 principal amount of a 10% convertible note and 12,500 shares of series B convertible preferred stock. The number of shares of common stock that may ultimately be issued upon conversion of these securities is presently indeterminable and could fluctuate significantly. Purchasers of common stock could therefore experience substantial dilution upon conversion of the convertible note and preferred stock. In addition, the significant downward pressure on the market price of our common stock could develop as the holders convert and sell material amounts of common stock which could encourage short sales by the holders or others, placing further downward pressure on the market price of our common stock.

         To illustrate the potential dilution that may occur upon conversion of the convertible note and preferred stock, the following table sets forth the number of shares of common stock that would be issued upon conversion of the principal of the convertible note and the shares of preferred stock if the market price for our common stock on the dates that the conversion prices of these securities are subject to adjustment is $41.00, the closing sale price for our common stock on March 17, 2000, and at assumed market prices of 75%, 50%, 25% and 10% of the market price on March 17, 2000, assuming that the conversion price for the 10% note is adjusted after September 29, 2000. At March 17, 2000, the lowest potential conversion price was $8.00 per share.

                                             Shares Issued Upon Conversion
                                  ------------------------------------------------
          Market Price                  10% Notes        Series B Preferred Stock   Total (Percentage
                                   (Conversion Price)       (Conversion Price)       of Outstanding)
--------------------------------- --------------------  --------------------------  ------------------
$41.00 (actual price at 03/17/00)    248,262 ($10.07)     625,000 ($20.00)             873,262 (9.7%)
$30.75 (75% of 03/17/00 price)       248,262 ($10.07)     625,000 ($20.00)             873,262 (9.7%)
$20.50 (50% of 03/17/00 price)       248,262 ($10.07)     625,000 ($20.00)             873,262 (9.7%)
$10.25 (25% of 03/17/00 price)       248,262 ($10.07)   1,219,512 ($10.25)           1,467,774 (16.3%)
$ 4.10 (10% of 03/17/00 price)       312,500 ($ 8.00)   1,562,500 ($8.00)            1,875,000 (20.8%)

         Future sales of our common stock in the public market could limit our ability to raise capital. Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for such sales, could affect our ability to raise capital through the sale of equity securities.

         Provisions in our articles of incorporation allow us to issue shares of stock that could make a third party acquisition of us difficult. Our Articles of Incorporation authorize our Board of Directors to issue up to 20,000,000 shares of common stock and 5,000,000 shares of preferred stock in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by our shareholders. Preferred stock authorized by the Board of Directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. If the Board of Directors authorizes the issuance of preferred stock in the future, this authorization could affect the rights of the holders of common stock, thereby reducing the value of the common stock, and could make it more difficult for a third party to acquire us, even if a majority of the holders of our common stock approved of an acquisition.

         The issuance of our 10% convertible note payable and series B convertible preferred stock required us to record non-cash expenses which will, in turn, increase our net loss available to common shareholders. Based on current accounting standards, we recorded a non-cash expense of approximately $2.1 million as additional interest expense for the year ended December 31, 1999, as a result of the issuance of our 10% convertible note. We will record additional non-cash expenses of approximately $643,000 during the three years ending December 31, 2002 related to the issuance of the note and approximately $12.5 million during the first quarter of 2000 in connection with the issuance of the preferred stock.

         We do not anticipate paying dividends on our common stock for the foreseeable future. We have never paid dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. Any decision by us to pay dividends on our common stock will depend upon our profitability at the time, cash available therefor, and other factors. We anticipate that we will devote profits, if any, to our future operations.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under the captions "Webb Interactive Services, Inc." and "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the reform act. Forward-looking statements may be identified by the use of the terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of Webb, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support our operations, progress in research and development activities, variations in costs that are beyond our control, adverse federal, state and local government regulation, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.


                                 USE OF PROCEEDS

         The selling shareholders are offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares, however, 480,269 of the shares offered by the selling shareholders are issuable upon the exercise of outstanding stock purchase warrants at exercise prices of $20.20 and $18.51 per share. If these warrants were exercised in full, we would receive gross proceeds of $9,470,717 in the aggregate.


                              SELLING SHAREHOLDERS

         The common stock covered by this prospectus consists of shares issued or issuable upon conversion of our series B convertible preferred stock and the exercise of warrants to purchase 480,269 shares of our common stock. The selling shareholders acquired all of their preferred stock and warrants for 343,750 shares in exchange for a cash investment of $12,500,000 given to us on February 18, 2000. The remaining warrant for 136,519 shares was issued on December 18, 1999, in consideration for the amendment to the terms of our 10% convertible note.

         The number of shares that actually may be sold by each selling shareholder will be determined by such selling shareholder. Because the selling shareholders may sell all, some or none of the shares of common stock which they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering.

         The following table sets forth information as of March 17, 2000, regarding the selling shareholders, including:

          o    The name of the selling shareholders;
          o The beneficial ownership of common stock of the selling shareholders; and
          o The maximum number of shares of common stock offered by the selling shareholders.

         The information presented is based on data furnished to us by the selling shareholders and assumes a conversion price for the preferred stock of $20.00 per share. The actual number of shares of common stock issuable upon conversion of the preferred stock is subject to adjustment and could be materially more than the amounts set forth in the table below, depending on factors which we cannot predict at this time, including, among other factors, the future market price of the common stock.

         Under the registration rights agreement, we are required to register for resale by the selling shareholders 2,042,769 shares of our common stock. This amount is based upon:

          o The number of shares issuable upon conversion of the preferred stock and exercise of the warrants; and
          o The potential increase in the number of shares issuable with respect to the preferred stock if the conversion price declines due to a decline in the market price for our common stock.

         If the warrants were exercised in full and all of the preferred stock was converted at the conversion price of $20.00 per share, only 1,105,269 shares of common stock would be issued and available for resale under this prospectus. However, we cannot determine the exact number of shares of common stock that we will ultimately issue upon exercise of the warrants and conversion of the preferred stock if anti-dilution adjustments occur with respect to the warrants or the conversion price for the preferred stock changes from the initial conversion price.

         Pursuant to their terms, the preferred stock and warrants are convertible or exercisable by any holder only to the extent that the number of shares thereby issuable, together with the number of shares of common stock owned by such holder, but not including unconverted or unexercisable shares of preferred stock or warrants, would not exceed 4.99% of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, unless such conversion is approved by the majority of the holders of our common stock. Accordingly, the number of shares of common stock set forth in the third and fourth columns in the table below for the selling shareholders exceeds the number of shares of common stock that the selling shareholders beneficially own in accordance with Section 13(d) as of March 17, 2000. This 4.99% limit may not prevent any holder from converting all of its preferred stock or exercising its warrants, because the holder can convert preferred stock or exercise warrants into 4.99% of our outstanding common stock, then sell all of that stock to permit it to engage in further conversions or exercises. As a result, the 4.99% limit does not prevent selling shareholders from selling more than 4.99% of our common stock.

                                            Shares of Common Stock
                                            Owned Before Offering Plus
                      Shares Of Common      Maximum Number of Shares      Maximum Number of      Shares of Common
                      Stock Owned           Which Can Be Acquired         Shares Offered Under   Stock Owned
Selling               Beneficially Before   Over the Life of Securities   This Registration      Beneficially After
Shareholder           Offering (%)          Owned (%)                     Statement (%)          Offering (%) (2)
--------------------- --------------------- ----------------------------- ---------------------- -------------------
Castle Creek          472,444(4.99%)        1,402,144 (13.5%)             1,089,644 (10.8%)      248,262 (2.7%)(2)
Technology Partners
LLC (1)

Marshall Capital      472,444 (4.99%)       953,125 (9.6%)                953,125 (9.6%)         None
Management, Inc. (3)

(1) Castle Creek Technology Partners LLC, 77 West Wacker Drive, Suite 4040, Chicago, Illinois 60601. Castle Creek Technology Partners LLC beneficially owns 465,703 shares, determined in accordance with Rule 13d-3, and disclaims beneficial ownership of any shares other than these shares. Castle Creek Technology Partners LLC acquired its securities in the ordinary course of its business and at the time of its purchase of these securities, it had no understandings, directly or indirectly with any person to distribute the securities. As investment manager, pursuant to a management agreement with Castle Creek Technology Partners LLC, Castle Creek Partners, LLC may be deemed to beneficially own the securities held by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims such beneficial ownership. John Ziegelman and Daniel Asher, as managing members of Castle Creek Partners, LLC, hold the voting and dispositive powers over the securities owned by Castle Creek Technology Partners LLC and may be deemed to be beneficial owners of the securities. Messrs. Ziegelman and Asher disclaim such beneficial ownership.

(2) The shares of common stock beneficially owned after the offering consist of shares issuable upon conversion of a 10% promissory note acquired in 1999 and assumes a conversion rate of $10.07 per share, the current conversion rate for the note.

(3) Marshall Capital Management, Inc., 11 Madison Avenue, 7th Floor, New York, New York 10010. Marshall Capital Management, Inc beneficially owns 465,703 shares, determined in accordance with Rule 13d-3, and disclaims beneficial ownership of any shares other than those shares. Marshall Capital Management, Inc. acquired the securities in the ordinary course of business and at the time of its purchase of these securities, it had no understanding, directly or indirectly, with any person to distribute the securities. Alan Weine and Charles

Gassenheimer, as officers of Marshall Capital Management, Inc., hold the voting and dispositive powers over the securities owned by Marshall Capital Management, Inc. and may be deemed to be the beneficial owners of the securities. Messrs. Weine and Gassenheimer disclaim such beneficial ownership.

                              PLAN OF DISTRIBUTION

         The sale of the shares offered by this prospectus may be made in the Nasdaq SmallCap Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

          o A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
          o    Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.
          o    Ordinary brokerage transactions in which the broker does not solicit purchasers and transactions in which the broker does solicit purchasers.
          o    Transactions directly with a market maker.
          o In privately negotiated transactions not involving a broker or dealer.

         Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices.

         Brokers or dealers engaged by the selling shareholders to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions. If the warrants are exercised in full, we will receive $9,470,717 in the aggregate.

         In connection with their ownership or sale of the shares, the selling shareholders may enter into hedging transactions. In connection with such transactions, persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our own common stock in connection with the transaction with selling shareholders. The selling shareholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares. In addition, from time to time, a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements or otherwise. Upon delivery of the shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

         An affiliate of Castle Creek Technology Partners LLC has a short position in shares of our common stock. Castle Creek Technology Partners LLC has confirmed to us that none of the shares covered by this registration statement will be used to cover any portion of this short position. Castle Creek Technology Partners LLC has also confirmed to us that neither it nor its affiliate will take any action to cover any portion of this short position during any period that Castle Creek Technology Partners LLC is deemed to be engaged in a distribution of the shares pursuant to this registration statement.

         To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.

         If necessary, the specific shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We entered into a registration rights agreement in connection with the private placement of the series B convertible preferred stock and the warrants which required us to register the underlying shares of our common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling shareholders and us and each party's respective directors, officers and controlling persons against liability in connection with the offer and sale of the common stock, including liabilities under the Securities Act of 1933 and to contribute to payments the parties may be required to make in respect thereof. We have agreed to indemnify and hold harmless the selling shareholders from liability under the Securities Act of 1933.

         The rules and regulations in Regulation M under the Securities Exchange Act of 1934, provide that during the period that any person is engaged in the distribution, as so defined in Regulation M of our common stock, such person generally may not purchase shares of our common stock. The selling shareholders are subject to applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholders. The foregoing may affect the marketability of the common stock.

         We will bear all expenses of the offering of the common stock, except that the selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders.


                               RECENT DEVELOPMENTS

         In December 1999, the Securities and Exchange Commission Staff released SAB No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the first fiscal quarter of 2000. We are currently reviewing SAB 101 to determine what impact, if any, adoption of this SAB will have on our financial position or results of operations.


                            DESCRIPTION OF SECURITIES

General

         Our articles of incorporation authorize our board of directors to issue 25,000,000 shares of capital stock, including 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, with rights, preferences and privileges as are determined by our board of directors.

Common Stock

         As of March 17, 2000, we had 8,995,371 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

         Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, together with any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting, together with any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Colorado law, our articles of incorporation, or our bylaws require a greater vote and except when Colorado law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.

         Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.

         Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

         Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions prior to the payment of distributions to holders of our common stock.

Series B Convertible Preferred Stock

         On February 18, 2000, 12,500 shares of our series B convertible preferred stock and warrants to acquire 343,750 shares of our common stock were issued to the selling shareholders for an aggregate cash investment of $12,500,000. The preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series B convertible preferred stock.

         Conversion. The preferred stock is convertible into common stock so long as the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock and all such conversions do not exceed 1,764,537 shares of our common stock unless the issuance of the preferred stock has been approved by our shareholders. The current conversion price is $20.00 per share. On the effective date of the registration statement of which this prospectus is a part, the conversion price will be adjusted if the market price for our common stock is less than $20.00, in which event, the conversion price will be the then market price for our common stock. If the market price for our common stock on the effective date is less than $26.00, the conversion price will be subject to further adjustment on the later of 90 days following the effective date of this registration statement or November 14, 2000. If the market price for our common stock on this date is less than the then conversion price, the conversion price will thereafter be the greater of the market price for our common stock on this date or $8.00. The second adjustment date may be delayed in the event that we fail to obtain shareholder approval of the issuance of the preferred stock, we have not complied in any material respect with the terms of the preferred stock or the agreement pursuant to which the preferred stock was purchased, our common stock ceases to be quoted on the Nasdaq stock market, there is a change in the ownership of Webb, the conversion would result in a holder owning more than 4.99% of our outstanding shares of common stock or we failed to keep the registration statement for the shares issuable upon conversion of the preferred stock effective for any period following the effective date.

         The conversion price is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions.

         The number of shares of common stock that may ultimately be issued upon conversion is presently undeterminable and could fluctuate between a minimum of 625,000 shares if the market price of our common stock remains higher than $20.00, the maximum conversion price, and a maximum of 1,562,500 shares, subject to adjustment in the event of issuances of our common stock at prices lower than the conversion price or market price of our common stock or pursuant to stock splits, dividends or other similar events. Purchasers of common stock could therefore experience substantial dilution upon conversion of the preferred stock. To illustrate the potential dilution that may occur upon conversion of the preferred stock, the following table sets forth the number of shares of common stock that would be issued upon conversion of the preferred stock at various conversion prices.

                                    Conversion   Shares Issued Upon     Percentage of
          Market Price                 Price         Conversion      Outstanding Shares
----------------------------------  ----------   ------------------  ------------------
$41.00 (actual price at 03/17/00)     $20.00             625,000             6.9%
$30.75 (75% of 03/17/00 price)        $20.00             625,000             6.9%
$20.50 (50% of 03/17/00 price)        $20.00             625,000             6.9%
$10.25  (25% of 03/17/00 price)       $10.25           1,219,512            13.6%
$  4.10 (10% of 03/17/00 price)       $ 8.00           1,562,500            17.4%

         The variable conversion price formula of the preferred stock could affect the common stock as follows:

o Reduction in Stock Price. If our common stock trades at a price less than the maximum conversion price of $20.00 per share, then the preferred stock may be convertible into shares of our common stock at a variable rate based on future trading prices of the common stock and events that may occur in the future. The number of shares of common stock issuable upon conversion of the preferred stock will be inversely proportional to the market price of the common stock at the dates upon which the conversion price may be adjusted.

o Effect of Additional Shares in Market. Even though holders may not convert shares of preferred stock into more than 4.99% of the outstanding stock at any one time, holders may obtain and sell an aggregate of substantially more than 4.99% of our outstanding stock by converting and selling up to 4.99% of the outstanding shares in multiple transactions. To the extent that holders of the preferred stock convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market, possibly allowing the holder to convert the preferred stock into greater amounts of common stock, further depressing the stock price.

o Impact of Dilution. The additional shares issued upon conversion of the preferred stock would dilute the percentage interest of each of our existing common shareholders, and this dilution would increase as more shares of common stock are issued due to the impact of the variable conversion price. Each additional issuance of shares upon conversion would increase the supply of shares in the market and, as a result, may cause the market price of our common stock to decline. The effect of this increased supply of common stock leading to a lower market price may be magnified if there are sequential conversions of preferred stock. Specifically, the selling shareholders could convert a portion of their preferred stock prior to the dates that the conversion price is to be adjusted and then sell the common stock issued upon conversion, which likely would result in a drop in our stock price. Then after the price adjustment date the selling shareholders could convert their preferred stock at a lower conversion price because of the decreased stock price, and be issued a greater number of shares of common stock due to the lower conversion price. The increase in the aggregate number of shares of common stock issued upon conversion of the preferred stock above what it would otherwise be could place significant downward pressure on our stock price. This downward pressure on our stock price might encourage market participants to sell our stock short, which would put further downward pressure on our stock price.

         Redemption. In the event that we do not have a sufficient number of shares of our common stock available for the conversion of the preferred stock for any reason, including our failure to obtain the approval of our shareholders of the issuance of the preferred stock, fail in any material respect to comply with the terms of the preferred stock or the purchase agreement pursuant to which the preferred stock was sold or our common stock ceases to be quoted on the Nasdaq Stock Market, the holders of the preferred stock have the right to require us to redeem their shares of preferred stock. The redemption price would be equal to the greater of $1,250 per share of preferred stock or the market value of the preferred stock based on the then market value for our common stock.

         Right of First Refusal. For a period of one year following the issuance of the preferred stock, the initial holders have the first right to purchase any equity securities to be sold by us except for securities being sold pursuant to our benefit plans, any firm-commitment underwritten public offering or the issuance of our equity securities in connection with a strategic investment or a merger or acquisition with an unaffiliated third party which is not effected for the primary purpose of raising equity capital.

         Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntary or otherwise, after we pay our debts and other liabilities, the holders of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

         Registration Rights. Pursuant to the Securities Purchase Agreement under which the preferred stock and warrants were issued, we were required to file with the SEC a registration statement for the resale of the shares issuable upon conversion of the preferred stock and the exercise of the warrants issued in connection with the preferred stock and to use our best efforts to keep such registration statement effective until all of the shares have been resold or can be sold immediately without compliance with the registration requirements of the Securities Act of 1933, pursuant to Rule 144 or otherwise.

Warrants Issued with Series B Convertible Preferred Stock

         The selling shareholders also have been granted five year warrants to purchase an aggregate of 343,750 shares of our common stock at an exercise price of $20.20 per share. During the first three years of the warrants, the exercise price is subject to adjustment at the end of each ninety-day period following the issuance of the warrants. During this period, the exercise price at the end of each ninety-day period shall be adjusted if the market price for our common stock is less than the then exercise price for the warrants, and shall, in this event, be the then market price for our common stock. The exercise price for the warrants is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the exercise price for the warrants and for stock splits, stock dividends and other similar transactions. The warrants may be subject to early expiration after an underwritten public offering or one year if the market price for our common stock exceeds $40.81.

10% Convertible Note

         On August 25, 1999, we issued $5,000,000 principal amount of a 10% convertible note. The terms of the notes were amended on December 18, 1999. On February 18, 2000, one-half of the principal amount of the note was converted into 248,262 shares of common stock at an exercise price of $10.07 per share. The following is a summary of the material terms of the 10% convertible note.

         Conversion Price. The convertible note is convertible into shares of common stock at a conversion price of $10.07 per share. The conversion price shall remain at $10.07 per share until September 30, 2000. The conversion price after September 29, 2000 will continue to be $10.07 per share unless the market price for our common stock at that time is less than $10.07. In this event, the conversion price will be adjusted and will be the greater of the average of the five lowest closing bid prices during the period from September 1, 2000 through September 29, 2000 and $8.00.

         The number of shares of common stock that may ultimately be issued upon conversion is presently undeterminable and could fluctuate between a minimum of 248,262 shares if the market price of our common stock remains higher than $10.07, the maximum conversion price, and a maximum of 312,500 shares, subject to adjustment in the event of issuances of our common stock at prices lower than the market price for our common stock at the time of issuance or pursuant to stock splits, dividends or similar events. Purchasers of common stock could therefore experience substantial dilution upon conversion of the convertible note.

         Redemption. We can prepay the promissory note at any time after August 25, 2000, if the closing bid price for our common stock for 20 consecutive trading days is at least 200% of the conversion price then in effect. The redemption price would equal 115% of the face amount of the convertible note, plus accrued and unpaid interest.

         Interest. The convertible note bears interest at the rate of 10% per annum. If the market value of our common stock stays above $10.07, the issuance of notes to pay interest would also result in an effective interest rate of more than 10%. For example, if our market price was $41.00, the closing price on March 17, 2000, the holder could exercise its right to have interest paid in notes which would be immediately convertible into common stock with an economic value approximately 307% more than if the interest had been paid in cash. This would be an effective annualized interest rate of 40.7% for the quarter for which the interest was being paid.

         Registration Rights. Pursuant to the securities purchase agreement under which the convertible note and warrants were issued, we filed with the SEC a registration statement which was declared effective on February 15, 2000, for the resale of the shares issuable upon conversion of the note and the exercise of the warrants issued in connection with the note and are required to use our best efforts to keep such registration statement effective until all of the shares have been resold or can be sold immediately without compliance with the registration requirement of the Securities Act of 1933, pursuant to Rule 144 or otherwise.

Warrants Issued with Convertible Note

         The holder of the convertible note also was granted two five-year warrants for 136,519 shares each, one exercisable at $11.44 per share and one exercisable at $18.51 per share. The warrant exercisable at $11.44 per share has been exercised. The exercise price for the remaining warrant is subject to adjustment on September 29, 2000, if the market price for our common stock is then less than the exercise price of the warrant. In this event, the exercise price will be equal to the average closing bid prices for the period from September 1, 2000 through September 29, 2000. The warrant is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the exercise prices for the warrant or the then current price for our common stock and for stock splits, stock dividends and other similar transactions.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms located at its regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the operation of public reference rooms. You can also obtain copies of this material from the SEC's Internet web site located at http://www.sec.gov.

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, file no. 0-28462:

          o Our annual report on Form 10-KSB for the year ended December 31, 1999.
          o Our preliminary proxy statement of the 2000 annual meeting of shareholders filed on March 17, 2000.
          o The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 22, 1996.
          o    Our current report on Form 8-K filed January 5, 2000.
          o    Our current report on Form 8-K filed January 14, 2000.
          o    Our current report on Form 8-K filed February 25, 2000.
          o    Our current report on Form 8-K/A filed March 22, 2000.


         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                  Shareholder Services
                  Attn: Kim Boswood
                  Webb Interactive Services, Inc.
                  1800 Glenarm Place
                  Suite 700
                  Denver, Colorado 80202
                  (303) 296-9200

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.


                                  LEGAL MATTERS

         Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, has issued an opinion about the legality of the shares registered by this prospectus.


                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                                 INDEMNIFICATION

         Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if specified standards are met. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Our articles of incorporation also limit the liability of our directors to the fullest extent permitted by the Colorado law. Specifically, our articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

          o    Any breach of the duty of loyalty to us or our shareholders;
          o Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
          o Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions;
          o    Violations of specified laws; or
          o Any transaction from which the director derives an improper personal benefit.

================================================================================

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

                                 ---------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Webb Interactive Services, Inc...............................................2
Risk Factors.................................................................3
Special Note Regarding Forward-Looking Statements............................8
Use of Proceeds..............................................................9
Selling Shareholders.........................................................9
Plan of Distribution........................................................11
Recent Developments.........................................................12
Description of Securities...................................................12
Where You Can Find More Information.........................................16
Legal Matters...............................................................17
Experts.....................................................................17
Indemnification.............................................................17

================================================================================


================================================================================







                                WEBB INTERACTIVE
                                 SERVICES, INC.







                                   ----------

                                   PROSPECTUS

                                   ----------




                               _________ __, 2000

================================================================================

                                     PART II
                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth our various expenses in connection with the sale and distribution of the Shares being registered pursuant to this Form S-3 Registration Statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee. We will pay all of such expenses.


             Securities and Exchange Commission fee       $18,403.30
             Accounting fees and expenses                   2,000.00
             Legal fees and expenses                        7,000.00
             Printing, Mailing                              1,000.00
             Transfer Agent fees                              200.00
             Miscellaneous                                 $1,396.70
                                                        -------------
                      TOTAL                               $30,000.00


Item 15. Indemnification of Officers and Directors

         Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of Webb against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if the person conducted himself or herself in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, the articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

          o    any breach of the duty of loyalty to us or our shareholders;
          o acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
          o dividends or other distributions of corporate assets that are in contravention of statutory or contractual restrictions; or
          o any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles.


Item 16.  Exhibits

   3.1 Articles of Incorporation, as amended, of Webb Interactive Services, Inc. (1)
   3.2       Bylaws of Webb Interactive Services, Inc. (2)
   4.1 Specimen form of Webb Interactive Services, Inc. common stock certificate (3)
   5.1       Opinion of Counsel *
  10.1 Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC, including the Form of Warrant and Registration Rights Agreement (4)

  10.2 Promissory note dated August 25, 1999 issued by Webb to the Castle Creek Technology Partners LLC (4)
  10.3 Amendment dated December 18, 1999 to Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC (5)
  10.4 First Amendment dated December 18, 1999 to Promissory Note dated August 25, 1999 issued by Webb to Castle Creek Technology Partners LLC (5)
  10.5 Stock Purchase Warrant dated August 25, 1999, as amended, December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC
             (5)
  10.6 Stock Purchase Warrant dated December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (5)
  10.7 Securities Purchase Agreement dated as of December 31, 1999, between Webb, Marshall Capital Management, Inc. and Castle Creek Technology Partners LLC. Included as exhibits thereto are the form of Warrant and the Registration Rights Agreement (6)
  10.8 Asset Purchase Agreement dated December 27, 1999 between Webb and Update Systems, Inc. and Kevin Schaff (7)
  10.9 Articles of Amendment setting forth the terms of the Series B Convertible Preferred Stock (8)
  23.1       Consent of Arthur Andersen LLP*

----------
*     Filed herewith
(1) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3) Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.
(4) Filed with the current report on Form 8-K, filed September 2, 1999, Commission File No. 000-28462.
(5) Filed with Amendment 2 to the Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.
(6) Filed with the current report on Form 8-K, filed January 5, 2000, Commission File No. 000-28462.
(7) Filed with the current report on Form 8-K, filed January 14, 2000, Commission File No. 000-28462.
(8) Filed with the current report on Form 8-K, filed February 25, 2000, Commission File No. 000-28462.


Item 17. Undertakings

         A.       The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                        (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

                        (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement, and

                        (c) to include any additional or changed material information on the plan of distribution;

                  (2) to treat, for determining liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 24, 2000.

                                      WEBB INTERACTIVE SERVICES, INC.


                                      By /s/ Perry Evans
                                         ---------------------------------------
                                            Perry Evans, Chief Executive Officer

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Perry Evans, William R. Cullen and Lindley
S. Branson, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 24th day of March, 2000, by the following persons in the capacities indicated:


/s/  Perry Evans
-----------------------------------
Perry Evans
(President, Chief Executive Officer and a Director)


/s/  William R. Cullen
-----------------------------------
William R. Cullen
(Chief Financial Officer and a Director)


/s/  Stuart J. Lucko
-----------------------------------
Stuart J. Lucko
(Controller)


/s/  Robert J. Lewis
-----------------------------------
Robert J. Lewis
(Director)


/s/  Richard C. Jennewine
-----------------------------------
Richard C. Jennewine
(Director)

                         Webb Interactive Services, Inc.
                                    Form S-3
                                Index to Exhibits


    3.1 Articles of Incorporation, as amended, of Webb Interactive Services, Inc. (1)
    3.2      Bylaws of Webb Interactive Services, Inc. (2)
    4.1 Specimen form of Webb Interactive Services, Inc. common stock certificate (3)
    5.1      Opinion of Counsel *
   10.1 Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC, including the Form of Warrant and Registration Rights Agreement (4)
   10.2 Promissory note dated August 25, 1999 issued by Webb to the Castle Creek Technology Partners LLC (4)
   10.3 Amendment dated December 18, 1999 to Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC (5)
   10.4 First Amendment dated December 18, 1999 to Promissory Note dated August 25, 1999 issued by Webb to Castle Creek Technology Partners LLC (5)
   10.5 Stock Purchase Warrant dated August 25, 1999, as amended, December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC
             (5)
   10.6 Stock Purchase Warrant dated December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (5)
   10.7 Securities Purchase Agreement dated as of December 31, 1999, between Webb, Marshall Capital Management, Inc. and Castle Creek Technology Partners LLC. Included as exhibits thereto are the form of Warrant and the Registration Rights Agreement (6)
   10.8 Asset Purchase Agreement dated December 27, 1999 between Webb and Update Systems, Inc. and Kevin Schaff (7)
   10.9 Articles of Amendment setting forth the terms of the Series B Convertible Preferred Stock (8)
   23.1      Consent of Arthur Andersen LLP*

----------
*     Filed herewith
(1) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3) Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.
(4) Filed with the current report on Form 8-K, filed September 2, 1999, Commission File No. 000-28462.
(5) Filed with Amendment 2 to the Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.
(6) Filed with the current report on Form 8-K, filed January 5, 2000, Commission File No. 000-28462.
(7) Filed with the current report on Form 8-K, filed January 14, 2000, Commission File No. 000-28462.
(8) Filed with the current report on Form 8-K, filed February 25, 2000, Commission File No. 000-28462.